CERTIFICATE OF INCORPORATION

(Amended and Restated as of May 18, 2023)

OF

RIVER FINANCIAL CORPORATION

Article I

name

The name of this corporation (the "Corporation") is:

River Financial Corporation

Article II

Duration

The Corporation shall have perpetual duration and existence.

Article III

OBJECTS AND PURPOSES

The objects and nature of the business and the purposes and powers of the Corporation are to act as a bank holding company and to engage in any lawful activity and to exercise all powers permitted to it by the Alabama Business Corporation Law.

Article IV

CAPITAL STOCK
4.1
The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is 16,000,000, consisting of 15,000,000 shares of $1.00 par value common stock ("Common Stock") and 1,000,000 shares of preferred stock (“Preferred Stock”).
4.2
Dividends upon all classes and series of shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon shares of any class or series of shares may be paid in cash, property, or shares of any class or series of shares of the Corporation, as may be determined by resolution or resolutions of the Board of Directors.
4.3
Written restrictions on the global transfer or registration of transfer of the Corporation’s capital stock, securities or evidences of indebtedness or any interest therein may be imposed by the Corporation, entered into as part of an agreement, adopted as by‑Laws, or recognized by the Corporation as the Corporation’s Board of Directors may determine by resolution or resolutions. Any such transfer restrictions shall be noted conspicuously on the security or evidence of indebtedness.

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4.4
The board of directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the board of directors, and as are not stated and expressed in this Amended and Restated Certificate of Incorporation or any amendment thereto, including, but not limited to, determination of any of the following:

(1)	the distinctive serial designation and the number of shares constituting a series;

(2)

the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

(3)

the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

(4)

whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

(5)

the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;

(6)

whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

(7)

whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(8)

any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

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Article V

No Preemptive Rights

A holder of the Corporation’s Common Stock shall not have the preemptive right to purchase its proportion of the issuance of any class of shares, including treasury shares, according to the proportion of its holdings of such class.

Article VI

Special Provisions
6.1
A director shall not be held personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except this provision shall not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Corporation or the stockholders; (iii) a violation of Section 10A-2A-8.32 of the Alabama Business Corporation Law; (iv) an intentional violation of criminal law; or (vi) a violation of 12 C.F.R. Part 359 or any payment or benefit relating to the imposition of penalties under the Alabama Banking Code. It is the intention that the directors of the Corporation be protected from personal liability to the fullest extent permitted by the Alabama Business Corporation Law as it now or hereafter exists. If at any time in the future the Alabama Business Corporation Law is modified to permit further or additional limitations on the extent to which directors may be held personally liable to the Corporation, the protection afforded by this Section 6.01 shall be expanded to afford the maximum protection permitted under such law. Any repeal or modification of this Section 6.01 by the stockholders of the Corporation shall be prospective only, and shall not diminish the rights, or expand the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.
Article VII

Registered Office and Agent

The address of the Corporation’s initial registered office shall be 2611 Legends Drive, Prattville, AL 36066, and its initial registered agent at such address shall be James M. Stubbs.

Principal Office

The principal office of the Corporation shall be located initially at 2611 Legends Drive, Prattville, Alabama 36066, but may be moved from time to time by majority vote of the board of directors.

Article VIII

Directors

All of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors. For their own governance, the Directors may adopt bylaws that are not inconsistent with these Articles. The Bylaws shall establish a variable range for the Board of Directors by fixing a minimum number of 7 Directors and maximum number of 12 Directors. The Board may change the number of Directors within the variable range.

ARTICLE IX

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9.1 Indemnification

(a) The Corporation shall indemnify all persons who may be indemnified by the Corporation to the full extent required or permitted by law, including but not limited to the indemnification provided in Sections 10A-2A-8.50 through 10A-2A-8.59 of the ABCL (as it presently or subsequently exists).

(b) In addition to the above, and without restricting the power or duty of the Corporation to provide indemnification, the Corporation shall:

(i) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals and whether formal or informal by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such claim, action, suit or proceeding if he conducted himself in good faith and he reasonably believed (1) in the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation, (2) in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose that was in the best interests of the participants and beneficiaries, and (3) in all other cases (except a criminal action or proceeding), that his conduct was at least not opposed to the Corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not conduct himself in good faith and in a manner in which he reasonably believed (1) in the case of conduct in his official capacity with the Corporation, that his conduct was not in the best interests of the Corporation, (2) in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose that was not in the best interests of the participants and beneficiaries, and (3) in all other cases (except a criminal action or proceeding), that his conduct was opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Corporation may not, however, indemnify a person if (1) in connection with any claim, action, suit or proceeding by or in the right of the Corporation, if the person was adjudged liable to the Corporation or (2) in connection with any other claim, action, suit or proceeding charging improper personal benefit to the person, whether or not involving action in his official capacity, if the person was adjudged liable on the basis that a personal benefit was improperly received by him.

(ii) Indemnify any director, officer or employee of the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit, or proceeding referred to in paragraph (i) of this subsection or in defense of any claim, issue or matter therein, to the extent that he has been successful on the merits or otherwise in defense of any such action, suit or proceedings, or in defense of any claim, issue or matter therein. Any indemnification under paragraph (i) of this subsection, unless ordered by a court, shall be made by

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the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph (i) of this subsection. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such claim, action, suit or proceeding, or (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designated directors who are parties to such action may participate) consisting solely of two or more directors not at the time parties to the action, or (3) by special legal counsel, selected by the board of directors or its committee in the manner prescribed in (1) or (2) or, if a quorum of the board of directors cannot be obtained under (1) and a committee cannot be designated under (2), selected by a majority vote of the full board of directors (in which selected directors who are parties to the action may participate, or (4) by the stockholders, but shares owned by or voted under the control of directors, officers or employees who are at the time parties to the action may not be voted on the determination. (In the case of a stockholder vote, a majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this provision).

(iii) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding if the court in which such action was brought or another court of competent jurisdiction determines that the person is entitled to mandatory indemnification under Section 10A-2A-8.52 of the Alabama Business Corporation Law or that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the applicable standard of conduct in paragraph (i) of this subsection or was adjudged liable to the Corporation.

(c) In addition to the above provisions of this Section, and without restricting the power or duty of the Corporation to provide indemnification thereunder, unless prohibited by law, the Corporation may indemnify any director, officer or employee under such circumstances and to the extent approved by the holders of a majority of the shares of stock of the Corporation; provided, however, that the shares of stock of the person or persons proposed to be indemnified shall not be included for the purpose of determining what constitutes a majority and such shares shall not be voted on the issue. Indemnification may be provided under this subsection (c) notwithstanding the fact that it has been denied, expressly or by implication, under subsections (a) or (b) of this Section.

(d) Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in subsections (b) and (c) of this Section upon (1) if authorized pursuant to subsection (b), receipt of a written affirmation by the director, officer or employee of good faith belief that he has met the appropriate standard of conduct provided in subsection (b), (2) receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if and to the extent that it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in subsections (b) and (c) of this Section, and (3) a determination that the facts then known to those making the determination would not prevent indemnification under this Certificate of Incorporation.

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9.2 The indemnification authorized by this Section shall not be deemed exclusive of and shall be in addition to any other right to which those indemnified may be entitled under any statute, rule of law, provision of the Certificate of Incorporation, By‑Laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such a person.

9.3 The Corporation may purchase and maintain insurance or furnish similar protection (including but not limited to trust funds, self‑insurance reserves, or the like) on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section or under Sections 10A-2A-8.50 through 10A-2A-8.59 of the Alabama Business Corporation Law, or as such Sections may hereafter exist.

9.4 The Corporation may indemnify agents of the Corporation as set forth in this Article IX, provided the board of directors authorizes such indemnification, and the terms thereof.

9.5 For purposes of this Certificate of Incorporation, the phrase official capacity shall mean (i) with respect to a director, the office of director in the Corporation; and (ii) when used with respect to an individual other than a director, the office in the Corporation held by an officer or the employment or agency relationship undertaken by the employee on behalf of the Corporation. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise. The use of the pronouns “he” or “his” shall also include “she” or “hers.”

[Signature page to follow.]

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Dated and effective as of May 18, 2023.

RIVER FINANCIAL CORPORATION

By:

Jimmy Stubbs

Chief Executive Officer

This Instrument Prepared by:

Michael D. Waters, Esq.

Jones Walker, LLP

420 20th Street North, Suite 1100

Birmingham, AL 35203

(205) 244-5210

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